Exhibit 23.2
Law Offices
WILLIAM J. REILLY, ESQ.
401 Broadway, Suite 912
New York, N.Y. 10013
(212) 683-1570
e-mail: WJReilly@msn.com

WILLIAM J. REILLY
ATTORNEY AT LAW
    ______________

January 7, 2009

InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606

         Re:  InnerLight Holdings, Inc.
                Registration Statement on Form S-1

To The Board of Directors:

On the date hereof, InnerLight Holdings, Inc., a Delaware corporation (the "Company"), intends to transmit to the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement"), relating to 100,000 Units of the Company’s securities, comprising a total of 3,000,000 shares of the Company's common stock, $ .001 par value per share (the "Common Stock"), including 2,000,000 shares issuable upon exercise of Common Stock Purchase Warrants, and 2,000,000 Common Stock Purchase Warrants. This opinion is an Exhibit to the Registration Statement.

We have at times acted as general counsel to the Company with respect to  certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offering as contemplated by the Registration Statement.

In connection with this opinion, we have examined and are familiar with  originals or copies,  certified,  or otherwise  identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, the records of corporate proceedings of the Company and such other statutes, certificates, instruments and such other documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete.  As to factual  matters,  we have relied upon  statements or representations of officers and other representatives of the Company, public officials or others and have not independently verified the matters stated therein. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

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Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.  The Common Stock Purchase Warrants issuable hereunder constitute a legal and binding obligation of the Company.

This opinion opines upon Delaware law, including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which constitutes a part of the Registration Statement.

Very truly yours,

/s/ William J. Reilly
_______________________________
WILLIAM J. REILLY, ESQ.